    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1998
                                          REGISTRATION NO.  333-_______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        NEW PLAN EXCEL REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)
                       (FORMERLY EXCEL REALTY TRUST, INC.)

                           Maryland                                                        33-0160389
(State or Other Jurisdiction of Incorporation or Organization)                 (I.R.S. Employer Identification No.)

                              NEW PLAN REALTY TRUST
 (Exact Name of Additional Registrant as Specified in its Declaration of Trust)

                         Massachusetts                                                      13-1995781
(State or Other Jurisdiction of Incorporation or Organization)                 (I.R.S. Employer Identification No.)

                           1120 Avenue of the Americas
                            New York, New York 10036
                                 (212) 869-3000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)

            Agent for Service:
            -----------------                                                            Copies to:
          Steven F. Siegel, Esq.                                                         ---------
Senior Vice President and General Counsel                                       J. Warren Gorrell, Jr., Esq.
    New Plan Excel Realty Trust, Inc.                                              David W. Bonser, Esq.
          New Plan Realty Trust                                                    Hogan & Hartson L.L.P.
       1120 Avenue of the Americas                                              885 Third Avenue, 26th Floor
         New York, New York 10036                                                 New York, New York 10022
              (212) 869-3000                                                           (212) 409-9800


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and from time to time as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

=========================================================================================================================
                                                CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                                                                         Proposed
                                                                          Amount to be                 Maximum Price
   Title of Each Class of Securities to be Registered (1)                Registered (2)             per Security (2)(3)
-------------------------------------------------------------------------------------------------------------------------
   Debt Securities                                                             (4)                          (4)
   Debt Guarantees                                                             (4)                          (4)
   Preferred Stock, par value $0.01 per share                                  (4)                          (4)
   Depositary Shares, representing Preferred Stock                             (4)                          (4)
   Common Stock, par value $0.01 per share                                     (4)                          (4)
   Warrants (5)                                                                (4)                          (4)
   Rights                                                                      (4)                          (4)
-------------------------------------------------------------------------------------------------------------------------
       Total                                                           $1,000,000,000 (6)                   (4)
=========================================================================================================================

=============================================================================================================================
                                                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
                                                                          Proposed
                                                                      Maximum Aggregate                Amount of
   Title of Each Class of Securities to be Registered (1)           Offering Price (2)(3)          Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
   Debt Securities                                                           (4)
   Debt Guarantees                                                           (4)
   Preferred Stock, par value $0.01 per share                                (4)
   Depositary Shares, representing Preferred Stock                           (4)
   Common Stock, par value $0.01 per share                                   (4)
   Warrants (5)                                                              (4)
   Rights                                                                    (4)
-----------------------------------------------------------------------------------------------------------------------------
       Total                                                            $1,000,000,000 (6)          $278,000 (7)
=============================================================================================================================

(1) The securities covered by this Registration Statement may be sold or otherwise distributed separately, together or as units with other securities covered by this Registration Statement. This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as debt securities and debt guarantees issuable upon the exercise of debt warrants so offered or sold, shares of Preferred Stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of Common Stock issuable upon the exchange or conversion of debt securities or shares of Preferred Stock so offered or sold that are exchangeable for or convertible into shares of Common Stock or upon the exercise of Common Stock warrants or rights so offered, sold or distributed. This Registration Statement also covers debt securities, debt guarantees, shares of Preferred Stock, depositary shares, shares of Common Stock, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the debt securities, debt guarantees, shares of Preferred Stock, depositary shares, shares of Common Stock, warrants and/or rights.

(2) In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale. Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $1,000,000,000 together with the other securities issued hereunder.

(3) Estimated solely for purposes of calculating the registration fee under Rule 457.

(4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

(5) The warrants covered by this Registration Statement may be debt warrants, Preferred Stock warrants, depositary share warrants or Common Stock warrants.

(6) The aggregate maximum offering price of all securities issued under this Registration Statement will not exceed $1,000,000,000. No separate consideration will be received for debt guarantees or for shares of Preferred Stock or Common Stock that are issued upon conversion or exchange of debt securities, shares of Preferred Stock or depositary shares registered hereunder or for shares of Preferred Stock distributed upon termination of a deposit arrangement for depositary shares.

(7) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 429(b), $29,545.62 of the filing fee was previously paid in connection with the filing of Registration Statement No. 333-24615. Under Rule 457(n), no separate registration fee is payable with respect to the debt guarantees.

================================================================================

            The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS UNLAWFUL.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 18, 1998



PROSPECTUS

$1,000,000,000


NEW PLAN EXCEL REALTY TRUST, INC.

                                   DEBT SECURITIES
                                   PREFERRED STOCK
                                   DEPOSITARY SHARES
                                   COMMON STOCK
                                   WARRANTS
                                   RIGHTS


CORPORATE HEADQUARTERS:
1120 Avenue of the Americas
New York, New York  10036
(212) 869-3000



               ------------------------------------------------

              We will provide specific terms of these securities
                      in supplements to this prospectus.

              You should read this prospectus and any supplement
                         carefully before you invest.

               ------------------------------------------------


These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November ____, 1998

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, New Plan Excel Realty Trust, Inc. (which we generally refer to as the "Company" in this prospectus) may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

WHERE TO FIND ADDITIONAL INFORMATION

      The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials the Company has filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The Company's SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov. In addition, you may obtain a copy of the Company's SEC filings at no cost by writing or telephoning the Company's General Counsel at:

      New Plan Excel Realty Trust, Inc.
      1120 Avenue of the Americas
      New York, New York  10036
      (212) 869-3000

      The SEC allows the Company to "incorporate by reference" in this prospectus certain information it files with the SEC, which means that it may disclose important information in this prospectus by referring the reader to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. The Company incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

- the Proxy Statement/Prospectus of Excel Realty Trust, Inc. (the former name of the Company) and Proxy Statement of New Plan Realty Trust (which we generally refer to as "New Plan" or the "Trust" in this prospectus), dated August 12, 1998, filed separately by such entities with the SEC on August 18, 1998, which describes the September 1998 merger of Excel Realty Trust, Inc. and New Plan to form the Company;

- the Current Reports on Form 8-K of the Company and the Trust filed separately by such entities with the SEC on October 13, 1998, which contain information on the closing of the New Plan/Excel merger, including pro forma operating and financial information of the Company as of and for the year ended July 31, 1998;

- the Annual Report on Form 10-K of the Trust for the fiscal year ended July 31, 1998;

- the Annual Report on Form 10-K of Excel Realty Trust, Inc. for the fiscal year ended December 31, 1997;

- the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1998;

- the Quarterly Report on Form 10-Q of the Trust for the quarter ended September 30, 1998;

- the Quarterly Reports on Form 10-Q of Excel Realty Trust, Inc. for the quarters ended March 31 and June 30, 1998; and

- the Current Reports on Form 8-K of Excel Realty Trust, Inc. filed with the SEC on July 14, May 22, May 28, April 2 and January 14, 1998.

      The Company and the Trust have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning the Company, the Trust and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

      Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

THE COMPANY

      The Company, a self-administered and self-managed equity real estate investment trust ("REIT"), is a Maryland corporation and one of the nation's largest community and neighborhood shopping center companies. In addition to community and neighborhood shopping centers, the Company owns and manages other retail and commercial properties and apartment communities in select markets throughout the United States. As of September 30, 1998, the Company owned interests in a total of 295 retail properties containing over 37.4 million square feet of retail space in 31 states. The Company also owned, as of that date, 54 multifamily residential communities in 14 states containing approximately 13,000 apartments and four office properties.

      The Company's primary objective is to acquire, own and manage a diverse portfolio of these types of properties in select markets throughout the United States that will generate stable cash flows and present the opportunity for capital appreciation. The Company seeks to achieve this objective by:

- aggressively managing and, where appropriate, redeveloping its existing properties; and

- continuing to acquire well-located community and neighborhood shopping centers as well as other retail and commercial properties and apartment communities.

      As of September 30, 1998, the Company had approximately 750 employees and 25 offices coast-to-coast. Its principal executive offices are located at 1120 Avenue of the Americas, New York, New York 10036, where its telephone number is
(212) 869-3000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges of the Company (information for all periods except the two-month period ended September 30, 1998 represents information of the Trust, which was the acquiring company, for accounting purposes, in the New Plan/Excel merger) for each of the periods indicated was as follows :




  TWO MONTHS ENDED                    YEAR ENDED JULY 31,
   SEPTEMBER 30,       -------------------------------------------------
        1998            1998      1997        1996       1995       1994
        ----            ----      ----        ----       ----       ----
        3.3x            3.4x      3.6x        4.9x       8.1x      17.0x

      The ratios of earnings to fixed charges and preferred share dividends of the Company for the periods in which the Company had preferred shares outstanding, were as follows:


  TWO MONTHS ENDED              YEAR ENDED JULY 31,
   SEPTEMBER 30,             -------------------------
       1998                  1998                 1997
       ----                  ----                 ----
        2.9x                 3.0x                 3.5x

      For purposes of computing these ratios, earnings were calculated by adding fixed charges (excluding capitalized interest) to income (loss) before real estate sales, income taxes and extraordinary items. "Fixed charges" consist of
(1) interest costs, whether expensed or capitalized, (2) the interest component of rental expense, and (3) amortization and write-off of debt discounts and issue costs, whether expensed or capitalized.

                                  RISK FACTORS

      Set forth below are the risks that we believe are material to investors who purchase or own the securities of the Company.

THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE SUCCESSFUL IN INTEGRATING TWO PREVIOUSLY SEPARATE COMPANIES

      The New Plan/Excel merger took place in September 1998. There can be no assurance that the integration of the respective operations of New Plan and Excel can be completed without substantial difficulties. Such difficulties could include integrating different business strategies with respect to owning, operating, acquiring and developing real estate properties, and integrating personnel with different business backgrounds and corporate cultures. Further, the process of integrating management services, administrative organizations, facilities, management information systems and other aspects of operations, while simultaneously managing a larger and geographically expanded entity, will present a significant challenge to the management of the Company. This challenge may be intensified because the Company has decided to have its corporate headquarters in New York City but to maintain co-operational headquarters in both New York City and San Diego, the two former corporate headquarters cities of the merged companies. There can be no assurance that there will not be substantial costs associated with the integration process, that the integration activities will not result in a decrease in revenues or that there will not be other material adverse effects on the Company as a result of the integration efforts. Although the Company does not expect to incur any current material charge against earnings for integration costs expected to result from the New Plan/Excel merger, there can be no assurance that the Company will not in the future incur material charges to reflect costs associated with the merger. In addition, the Company may potentially lose key personnel due to the merger and the possible relocation of certain functions.

THERE CAN BE NO ASSURANCE THAT WE WILL EFFECTIVELY MANAGE THE COMPANY'S GROWTH

      We intend to pursue an aggressive growth strategy for the Company in the foreseeable future. We plan to manage this growth by applying our experience to new properties and markets, and expect to be successful in that effort. If we do not effectively manage our rapid growth, however, we may not be able to service our debt or pay expected dividends to our stockholders.

THE COMPANY IS DEPENDENT ON KEY PERSONNEL

      The Company depends upon the efforts of its executive officers. In particular, the Company depends upon the services of William Newman, Arnold Laubich and Gary B. Sabin, who serve as Chairman of the Board, Chief Executive Officer, and President and Chairman of the Investment Committee of the Company, respectively. We believe that the loss of the services of any of these executive officers or of certain other key personnel could have a material adverse effect on the Company. William Newman has entered into an agreement to provide consulting services to the Company through December 31, 2003, with two automatic one-year renewal periods thereafter unless terminated by either party. Arnold Laubich and Gary B. Sabin have each entered into an employment agreement which has a term through December 31, 2002, with automatic one-year renewal periods thereafter unless terminated by either party. In addition, the Company has entered into employment agreements with certain of its other executive officers. The Company has not obtained "key man" insurance with respect to any members of its executive management team, however, and does not expect that it will purchase such insurance in the foreseeable future.

OUR PERFORMANCE AND SHARE VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

      THE COMPANY WILL FACE THE RISKS OF ALL REAL ESTATE COMPANIES. If our assets do not generate income sufficient to pay our expenses and maintain our properties, we may not be able to service our debt or pay expected dividends to our stockholders. A number of factors may adversely affect the economic performance of the Company and the value of its properties. These factors include changes in the national, regional and local economic climate, local conditions, such as an oversupply of space in properties like those owned by the Company, or a reduction in demand for such properties, the attractiveness of our properties to tenants, competition from other available properties, changes in market rental rates and the need to periodically repair, renovate and relet space. Our performance also depends on our ability to collect rent from tenants and to pay for adequate maintenance, insurance and other operating costs (including real estate taxes), which could increase over time. Also, the expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to make the mortgage payments, the lender could foreclose on the mortgage and take the property. In addition, interest rate levels, the availability of financing and changes in laws and governmental regulations (including those governing usage, zoning, the environment and taxes) may adversely affect our financial condition.

      WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE AS LEASES EXPIRE. If our tenants decide not to renew their leases upon expiration, we may not be able to relet the space. Even if the tenants do renew or we can relet the space, the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms or than our expectations for the space. As of September 30, 1998, leases were scheduled to expire on a total of approximately 35% of the space at the Company's retail properties through the end of 2002. If we are unable promptly to renew the leases or relet this space, or if the rental rates upon renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected. Consequently, our cash flow and ability to service debt and pay dividends to stockholders would be adversely affected.

      WE ARE DEPENDENT UPON THE FINANCIAL HEALTH OF OUR TENANTS. Although the Company has no single tenant that accounts for more than 5% of its revenues, the Company's financial position and ability to pay dividends may be affected by financial difficulties experienced by a major tenant, including a bankruptcy, insolvency or general downturn in business. The bankruptcy or insolvency of one or more major tenants or a number of smaller tenants may have an adverse impact on our properties and on the income produced by such properties.

      NEW ACQUISITIONS AND DEVELOPMENTS MAY FAIL TO PERFORM AS EXPECTED AND COMPETITION FOR ACQUISITIONS MAY RESULT IN INCREASED PRICES FOR PROPERTIES. The Company intends to continue actively acquiring and developing community and neighborhood shopping centers, other retail and commercial properties and apartment communities. Newly acquired and newly developed properties may fail to perform as expected. The Company's management may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. New developments are subject to a number of risks, including construction delays, cost overruns, financing risks, failure to meet expected occupancy and rent levels, delays in and the inability to obtain zoning, occupancy and other governmental permits, and changes in zoning and land use laws. These development risks may result in increased project costs and the incurrence of costs for developments that are not pursued to completion. Additionally, the Company expects that other major real estate investors with significant capital will compete with it for attractive investment and development opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms and private institutional investment funds. This competition has increased prices for the types of properties in which the Company invests. The Company expects to acquire and develop properties with cash from secured or unsecured financings or from offerings of equity or debt. The Company may sometimes acquire properties with partnership units from a partnership that it controls. The Company may not be in a position or have the opportunity in the future to make suitable property acquisitions or to develop properties on favorable terms.

      BECAUSE REAL ESTATE PROPERTY INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE. Real estate property investments generally cannot be sold quickly. In addition, the federal tax code imposes restrictions on a REIT's ability to dispose of properties. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in economic or other conditions could adversely affect our financial condition and ability to service debt and pay dividends to our stockholders.

      SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE. We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, certain types of losses, such as lease and other contract claims, that generally are not insured. Should an insured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

DEBT FINANCING, FINANCIAL COVENANTS, DEGREE OF LEVERAGE AND INCREASES IN INTEREST RATES COULD ADVERSELY AFFECT OUR ECONOMIC PERFORMANCE

      SCHEDULED DEBT PAYMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our business is subject to risks normally associated with debt financing. Cash flow could be insufficient to pay expected dividends to our stockholders and meet required payments of principal and interest. We may not be able to refinance existing indebtedness (which in virtually all cases requires substantial principal payments at maturity) and, even if we can, the terms of such refinancing might not be as favorable as the terms of existing indebtedness. The total principal amount of our outstanding indebtedness was $1.1 billion as of September 30, 1998. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service debt and pay expected dividends to stockholders.

      FINANCIAL COVENANTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage or lender could foreclose on the property, resulting in loss of income and asset value. The mortgages on our properties contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases or materially modify existing leases, and to discontinue insurance coverage. In addition, our credit facilities and the indentures under which the Company's senior unsecured indebtedness is issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on the Company's ability to incur secured and unsecured indebtedness, sell all or substantially all of the Company's assets and engage in mergers and consolidations and certain acquisitions. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

      OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING. The Company's organizational documents do not contain any limitation on the incurrence of indebtedness. The degree of leverage of the Company could have important consequences, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

      THE COMPANY IS SUBJECT TO INTEREST RATE RISK. Increases in interest rates, or the loss of the benefits of any hedging agreements of the Company, would increase the Company's interest expense, which would adversely affect cash flow and the Company's ability to service its debt and pay expected dividends to stockholders. As of September 30, 1998, the Company had $125 million outstanding under two unsecured revolving credit facilities under which advances bear interest at floating interest rates. One is a $250 million credit facility that expires on December 31, 1999; the other is a $50 million credit facility that expires on January 31, 1999. As of September 30, 1998, the Company also had approximately $170 million in floating rate notes and mortgages outstanding, with $49 million maturing in August 1999, $40 million maturing in May 2000, $10 million maturing in August 2000 and approximately $71 million maturing in various amounts not exceeding $10 million each on various dates from July 1999 to February 2013. The Company was not a party to any hedging agreements with respect to its floating rate debt as of September 30, 1998. In the event of a significant increase in interest rates, the Company would consider entering into hedging agreements with respect to all or a portion of its floating rate debt. Although hedging agreements would enable the Company to convert floating rate liabilities to fixed rate liabilities, they would expose the Company to the risk that the counterparties to such hedge agreements may not perform, which could increase the Company's exposure to rising interest rates. Generally, however, the counterparties to hedging agreements that the Company would enter into would be major financial institutions. The Company may borrow additional money with floating interest rates in the future. Increases in interest rates, or the loss of the benefits of any hedging agreements that the Company may enter into in the future, would increase the Company's interest expenses, which would adversely affect cash flow and the ability of the Company to service its debt. If the Company enters into any hedging agreements in the future, decreases in interest rates thereafter would increase the Company's interest expenses as compared to the underlying floating rate debt and could result in the Company making payments to unwind such agreements.

THE ABILITY OF STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF THE COMPANY IS
LIMITED

      PROVISIONS OF OUR CHARTER AND BYLAWS COULD INHIBIT CHANGES IN CONTROL. Certain provisions of the Company's Charter and Bylaws may delay or prevent a change in control of the Company or other transactions that could provide our stockholders with a premium over the then-prevailing market price of their common stock or that might otherwise be in the best interests of the stockholders. These include a staggered Board of Directors, a stockholder rights plan and the REIT share ownership limits described two paragraphs below. Also, any future series of Preferred Stock may have certain voting provisions that could delay or prevent a change of control or other transaction that might involve a premium price or otherwise be in the best interests for our common or other stockholders.

      WE COULD ADOPT MARYLAND LAW LIMITATIONS ON CHANGES IN CONTROL. Certain provisions of Maryland law applicable to REITs prohibit "business combinations" (including certain issuances of equity securities) with any person who beneficially owns ten percent or more of the voting power of outstanding shares, or with an affiliate of the REIT who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the outstanding voting shares (a so-called "interested stockholder"), or with an affiliate of an interested stockholder. These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. After the five-year period, a business combination with an interested stockholder must be approved by two super-majority stockholder votes unless, among other conditions, the REIT's common stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common shares. The Board of Directors of the Company has opted out of these business combination provisions. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination involving the Company. The Board of Directors may, however, repeal this election in most cases and cause the Company to become subject to these provisions in the future.

      WE HAVE A SHARE OWNERSHIP LIMIT. For the Company to continue to qualify as a REIT under the federal tax code, not more than 50% of the value of the outstanding shares of its stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To facilitate maintenance of the Company's REIT qualification and for other strategic reasons, the Company's Charter generally prohibits any person from acquiring or holding shares of the Company's preferred and common stock in excess of 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of each class or series of stock of the Company. The Company's Board of Directors may exempt a person from this ownership limit under specified conditions. Absent an exemption or a waiver, shares of stock that are purportedly transferred in excess of the ownership limit will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the purported transferee will not acquire any rights in such shares. See "Restrictions on Ownership of Capital Stock." This ownership limit could delay or prevent a change in control of the Company and, therefore, could adversely affect our common stockholders' ability to realize a premium over the then-prevailing market price for their shares.

WE DO NOT CONTROL OUR DEVELOPMENT BUSINESS

      To facilitate maintenance of our REIT qualification, we have an investment in a noncontrolled company that is engaged in the real estate development business. Although we own 95% of the economic interest in this company, its voting stock is owned directly or indirectly by a private company controlled by certain of our executive officers. We therefore do not control the timing or amount of dividends or the management and operation of this company. As a result, decisions relating to the declaration and payment of dividends and the business policies and operations of this company could be adverse to our interests or could lead to adverse financial results, which could adversely affect our financial condition and results of operations.

CERTAIN DIRECTORS AND EXECUTIVE OFFICERS HAVE CONFLICTS OF INTEREST INVOLVING EXCEL LEGACY CORPORATION

      Certain of the Company's directors and officers continue to serve as directors and executive officers of Excel Legacy Corporation, which Excel Realty Trust spun off in March 1998. As of September 30, 1998, these individuals held 10,191,699 shares of common stock of Excel Legacy, which equaled approximately 30.5% of the currently outstanding shares, and held options to acquire another 3,100,000 shares. The Company and Excel Legacy are parties to agreements providing for: (i) the orderly separation of the Company and Excel Legacy, which is ongoing; (ii) the sharing of certain facilities and the provision of management and administrative services to Excel Legacy by the Company;

and (iii) the allocation of certain tax and other liabilities. Conflicts may arise with respect to the operation and effect of these agreements and relationships, which could have an adverse effect on the Company if not properly resolved. In this regard, the certificate of incorporation of Excel Legacy contains a specific purpose clause providing that Excel Legacy's purpose includes complying with an intercompany agreement between the Company and Excel Legacy as long as the agreement remains in effect. The agreement prohibits Excel Legacy from investing in traditional community and neighborhood shopping centers, power centers, malls or other conventional retail properties unless the Company is first offered the opportunity to pursue such investments and declines the opportunity.

ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND CAN BE COSTLY

      Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

      Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

THE MARKET VALUE OF OUR PUBLICLY TRADED SECURITIES CAN BE ADVERSELY AFFECTED BY A NUMBER OF FACTORS

      CHANGES IN MARKET CONDITIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES. As with other publicly traded securities, the value of our publicly traded securities depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our publicly traded securities are the following: the extent of institutional investor interest in the Company; the reputation of REITs generally; the reputation of REITs with portfolios similar to the Company's; the attractiveness of the securities of REITs in comparison to other securities (including securities issued by other real estate companies); our financial condition and performance; and general economic and financial market conditions.

      OUR EARNINGS AND CASH DIVIDENDS WILL AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash dividends, and is secondarily based upon the real estate market value of the underlying assets. For that reason, the Company's common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our shares. Our failure to meet the market's expectations with regard to future earnings and cash dividends likely would adversely affect the market price of our publicly traded equity securities.

      MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR PUBLICLY TRADED SECURITIES. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the dividend rate on such shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher dividend rate. Higher interest rates would not, however, result in more funds for us to distribute by way of dividends and, in fact, likely would increase our borrowing costs and potentially decrease funds available for dividends. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down.

WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL

      To qualify as a REIT, the Company must distribute to its stockholders each year at least 95% of its REIT taxable income (excluding any net capital gain). Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for acquisitions, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests, and additional debt financing may substantially increase our leverage.

OUR CLASSIFICATION AS A REIT IS DEPENDENT ON COMPLIANCE WITH FEDERAL INCOME TAX REQUIREMENTS

      FAILURE OF THE COMPANY TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO OUR STOCKHOLDERS. We believe that the Company's predecessor companies, New Plan and Excel, qualified for taxation as REITs for federal income tax purposes since their first elections to be taxed as REITs for the years ended July 31, 1972 and December 31, 1987, respectively. We plan to continue to operate the combined company so that it meets the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that the Company is a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. The Company is also required to distribute to stockholders at least 95% of its REIT taxable income (excluding capital gains). The fact that the Company holds certain of its assets through partnerships and their subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for the Company to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

      If the Company fails to qualify as a REIT, the Company would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted the Company relief under certain statutory provisions, the Company would remain disqualified as a REIT for four years following the year the Company first failed to qualify. If the Company failed to qualify as a REIT, the Company would have to pay significant income taxes and would therefore have less money available for investments, debt service and dividends to stockholders. This likely would have a significant adverse affect on the value of our securities. In addition, the Company would no longer be required to pay any dividends to stockholders.

      WE COULD BE DISQUALIFIED AS A REIT OR HAVE TO PAY TAXES IF OUR PREDECESSOR COMPANIES DID NOT QUALIFY AS REITS. If either New Plan or Excel, whose businesses were combined in September 1998 to form the Company, failed to qualify as a REIT throughout the duration of its existence, it might have had undistributed "C corporation earnings and profits." If that were the case and New Plan or Excel did not distribute such earnings and profits prior to September 28, 1998, the Company might not qualify as a REIT. We believe that each of New Plan and Excel qualified as a REIT and that, in any event, neither New Plan nor Excel had any undistributed "C corporation earnings and profits" at the time of their business combination. If either New Plan or Excel failed to qualify as a REIT, it would have recognized taxable gain at the time of the business combination (and the Company would be liable for the tax on such gain). This would be the case even though the business combination qualified as a "tax-free reorganization," unless the Company makes a special election that is available under current law. The Company will make such an election with respect to each of New Plan and Excel. This election will have the effect of requiring the Company, if New Plan or Excel was not qualified as a REIT, to pay corporate income tax on any gain existing at the time of the business combination on assets acquired in the combination if such assets are sold within 10 years after the combination. Finally, if either New Plan or Excel did not qualify as a REIT, the Company could be precluded from electing REIT status for up to four years after the year in which the predecessor company failed to qualify if the Company were determined to be a "successor" to that predecessor company.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON THE COMPANY

      Many currently installed computer systems, software products, time clocks and other similar devices of the Company are coded to accept only two digit entries in the date code field. The Company needs to have these date code fields upgraded or recoded to accept four digit entries to distinguish 21st century dates from 20th century dates. Uncertainty exists concerning the potential effects associated with compliance with such "Year 2000" requirements. In addition, even if the Company's equipment is Year 2000 compliant, equipment used by third parties having a material relationship with the Company (e.g., utilities, financial institutions, governmental agencies, municipalities and major tenants) may not be Year 2000 compliant.

                                USE OF PROCEEDS

      Unless otherwise described in the supplement to this prospectus used to offer specific securities, the Company intends to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the acquisition of community and neighborhood shopping centers or other retail and commercial properties and apartment communities as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of outstanding indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

      The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which the general provisions described below apply will be described in a prospectus supplement relating to the debt securities.

      Any senior debt securities offered by means of this prospectus will be issued under a senior debt securities indenture, as amended or supplemented from time to time (the "Senior Debt Securities Indenture"), between the Company and State Street Bank and Trust Company, as trustee. Subordinated debt securities will be issued under a separate subordinated debt securities indenture, as amended or supplemented from time to time (the "Subordinated Debt Securities Indenture"), between the Company and a trustee to be selected by the Company. The Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to herein individually as the "Indenture" and collectively as the "Indentures." Separate forms of both Indentures have been filed as exhibits to the Registration Statement of which this prospectus is a part and will be available for inspection at the respective corporate trust offices of the trustees or as described above under "Where to Find Additional Information." The Indentures will be subject to and governed by the Trust Indenture Act of 1939. The description of the Indentures set forth below assumes that the Company has entered into both of the Indentures. The Company will execute each Indenture when and if it issues securities under that Indenture. The statements made hereunder relating to the Indentures and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities. Unless otherwise specified, all section references appearing herein are to sections of the Indentures, and capitalized terms used but not defined herein have the meanings set forth in the Indentures.

GENERAL

      The debt securities offered by means of this prospectus will be direct, unsecured obligations of the Company, and may be guaranteed by New Plan Realty Trust. See "-- Debt Guarantees" below. Senior debt securities will rank equally with other senior unsecured and unsubordinated debt of the Company that may be outstanding from time to time, and will rank senior to all subordinated debt securities of the Company that may be outstanding from time to time. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt of the Company, as described under "-- Subordination" below.

      Each Indenture provides that debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301 of each Indenture).

      Each Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under either Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee will be appointed by the Company, by or pursuant to a resolution adopted by the Board of Directors, to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other trustee thereunder, and, except as otherwise indicated herein or therein, any action described to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture (Section 609 of each Indenture).

      The supplement to this prospectus relating to the series of debt securities being offered will contain information on the specific terms thereof, including:

      (1)   the title of such debt securities;

      (2) the classification of such debt securities as senior debt securities or subordinated debt securities;

      (3) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

      (4) the percentage of the principal amount of such debt securities that will be issued and, if other than the entire principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

      (5) the terms and conditions, if any, upon which such debt securities may be convertible into other securities of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, whether such debt securities are convertible into Common Stock or Preferred Stock, the initial conversion price or rate (or manner of calculation thereof), the portion that is convertible or the method by which any such portion shall be determined, the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such debt securities are convertible;

      (6) the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

      (7) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

      (8) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the regular record dates for the interest payment dates, or the method by which the regular record dates are to be determined, the person to whom such interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (9) the place or places where the principal of (and premium, if any) and interest and Additional Amounts, if any, on such debt securities will be payable, such debt securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such debt securities and the applicable Indenture may be served;

      (10) the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

      (11) the obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

      (12) if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

      (13) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

      (14) whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

      (15) any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default and notice and waiver thereof or covenants set forth in the applicable Indenture;

      (16) whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities are to be payable, at the election of the Company or a holder, in one or more currencies other than that in which such debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are denominated or stated to be payable and the currency or currencies in which such debt securities are to be so payable;

      (17) whether such debt securities will be issued in certificated or book-entry form;

      (18) whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

      (19) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;

      (20) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

      (21) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

      (22) the name of the applicable trustee and the address of its corporate trust office;

      (23)  whether and to what extent such debt securities will be guaranteed;
            and

      (24) any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture (Section 301).

      Debt securities offered by means of this prospectus may be original issue discount securities, in that they provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. If they are original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to such securities will be described in the applicable prospectus supplement.

      Except as set forth under "Certain Covenants -- Senior Debt Securities Indenture Limitations on Incurrence of Debt" below, neither Indenture contains any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock" and "Description of Preferred Stock."

      A significant number of the Company's properties are owned through subsidiaries. The rights of the Company and its creditors, including holders of debt securities offered by means of this prospectus, to participate in the assets of such subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective secured and unsecured creditors (except to the extent that claims of the Company itself as a creditor may be recognized).

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

      Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any series of debt securities offered by means of this prospectus will be payable at the corporate trust office of the applicable trustee or an office or agency established by the Company in accordance with the Indenture, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register for the relevant debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of each Indenture).

      Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security offered by means of this prospectus ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

      Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee or at an office or agency established by the Company in accordance with the Indenture. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the trustee referred to above. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus (Section
1002).

      Neither the Company nor the trustee for any series of debt securities offered by means of this prospectus will be required to (i) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or (iii) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305 of each Indenture).

CERTAIN COVENANTS

      SENIOR DEBT SECURITIES INDENTURE LIMITATIONS ON INCURRENCE OF DEBT. Under the Senior Debt Securities Indenture, the Company will not, and will not permit any subsidiary to, incur any Debt (as defined in the Indenture and described below) other than intercompany debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of (i) the Company's Total Assets (as defined in the Indenture and described below) as of the end of the fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt, and (ii) the increase in the Company's Total Assets from the end of such quarter including, without limitation, any increase resulting from the incurrence of such additional Debt (such increase, together with the Company's Total Assets, being referred to as "Adjusted Total Assets" herein) (Section 1004 of the Senior Debt Securities Indenture).

      In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets (Section 1004 of the Senior Debt Securities Indenture).

      In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any subsidiary to, incur any Debt other than intercompany debt if Consolidated Income Available for Debt Service (as defined in the Indenture and described below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred would have been less than 1.5 times the Maximum Annual Service Charge (as defined in the Indenture and described below) on the Debt of the Company and all subsidiaries to be outstanding immediately after the incurrence of such additional Debt. In determining whether that limit would be exceeded, the Senior Debt Securities Indenture requires that calculations be made on a pro forma basis, assuming that debt incurred, repaid, retired or acquired, and that increases or decreases in Total Assets, occurred at the beginning of the 12-month period (Section 1004 of the Senior Debt Securities Indenture).

      The Company will at all times maintain an Unencumbered Total Asset Value in an amount not less than 100% of the aggregate principal amount of all outstanding Debt of the Company and its subsidiaries that is not Secured Debt (Section 1004 of the Senior Debt Securities Indenture).

    As used herein,

      "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined in the Indenture and described below) of the Company and its subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Company and its subsidiaries, (b) provision for taxes of the Company and its subsidiaries based on income, (c) amortization of debt discount, (d) property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) provisions for losses from sales or joint ventures, (g) increases in deferred taxes and other non-cash items, and
(h) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income for such period for (i) provisions for gains from sales or joint ventures and (ii) decreases in deferred taxes and other non-cash items.

      "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Company and its subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Debt" of the Company or any subsidiary means any indebtedness of the Company or any subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any subsidiary,
(iii) reimbursement obligations, contingent or otherwise, in connection with letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than reimbursement obligations in connection with letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any subsidiary whenever the Company or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

      "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

      "Secured Debt" means, without duplication, Debt that is secured by a mortgage, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible asset(s).

      "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

      "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Company and its subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Unencumbered Total Asset Value" as of any date means the sum of Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest.

      These covenants may not apply to any issuance of Subordinated Debt Securities.

      EXISTENCE. Except as described under "-- Merger, Consolidation or Sale of Assets" below, the Company is required to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and franchises; provided, however, that the Company is not obligated to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture (Section 1005 of each Indenture).

      MAINTENANCE OF PROPERTIES. The Company will cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1006 of each Indenture).

      INSURANCE. The Company will, and will cause each of its subsidiaries to, keep all of its insurable properties adequately insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types. (Section 1007 of each Indenture).

      PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (ii) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, unless such lien would not have a material adverse effort upon such property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (ii) for which the Company has set apart and maintains an adequate reserve (Section 1008 of each Indenture).

      PROVISION OF FINANCIAL INFORMATION. If the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees for and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in reports filed with the SEC had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been filed with the SEC had the Company been required to file such reports; provided, that if the debt securities offered by means of this prospectus are guaranteed by an entity that (i) is the holder, directly or indirectly, of all of the outstanding capital stock of the Company, and (ii) is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the delivery to the applicable trustee and transmittal to the holders of debt securities offered by means of this prospectus of the reports filed with the SEC by such entity shall be deemed to satisfy the Company's obligations to provide financial information to the holders of such debt securities under the applicable Indenture.

      ADDITIONAL COVENANTS. Any additional material covenants of the Company or any guarantor contained in an Indenture for a series of debt securities offered by means of this prospectus, or any deletions from or modifications of the covenants described above, will be described in the prospectus supplement relating thereto.

MERGER, CONSOLIDATION OR SALE

      The Company may merge with or into, consolidate with, or sell, lease or convey all or substantially all of its assets to, any other corporation, limited partnership, limited liability company, company, real estate investment trust or business trust, provided that (a) either the Company shall be the continuing corporation or other entity, or the successor corporation or other entity (if other than the Company) formed by or resulting from any such merger or consolidation or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the debt securities issued under the Indentures and the due and punctual performance and observance of all of the covenants and conditions contained in the Indentures; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the trustees (Sections 801 and 803 of each Indenture).

DEBT GUARANTEES

      In order to enable the Company to obtain more favorable terms and conditions with respect to debt securities offered by means of this prospectus, such securities may be guaranteed by New Plan Realty Trust, a Massachusetts business trust and wholly owned subsidiary of the Company. The guarantee will be an unsecured obligation of the guarantor. A description of the terms of any guarantee of debt securities offered by means of this prospectus and of the ranking and subordination of such guarantee will be set forth in the applicable prospectus supplement.

      The Indenture will provide that, in the event any guarantee of debt securities would constitute a fraudulent transfer or conveyance, the liability of the guarantor under such guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor and to all collections from or payments made by or on behalf of any other guarantor in respect of obligations of such guarantor under such guarantee, result in the obligations of such guarantor under such guarantee not constituting a fraudulent transfer or conveyance.

      New Plan Realty Trust is a separate and distinct legal entity from the Company with no obligation, contingent or otherwise, to pay any amounts due pursuant to debt securities issued under the Indenture or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in a guarantee. The payment of dividends or the making of loans and advances to the Company by the Trust may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the prospectus supplement for guaranteed debt securities. Moreover, the payment of dividends and making of loans and advances would be contingent upon the earnings of the Trust. Any right of the Company to receive assets of the the Trust upon liquidation or recapitalization of the Trust (and the consequent right of the holders of the guaranteed debt securities to participate in those assets) would be subject to any security interest in the assets of the Trust and any indebtedness of the Trust senior to that of the guarantee in question. In the event that the Company is recognized as a creditor of the Trust, claims under a guarantee of the Trust would still be subject to any security interest in the assets of the Trust and any indebtedness of the Trust senior to that of the guarantee, and would be dependent primarily upon the receipt of funds from the Trust.

EVENTS OF DEFAULT, NOTICE AND WAIVER

      Each Indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts on any debt security of such series; (b) default in the payment of the principal of (or premium, if any, on) any debt security of such series when due; (c) default in making any sinking fund payment as required for any debt security of such series; (d) default in the performance of any other covenant of the Company or a guarantor contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (e) a default in the payment of recourse indebtedness of the Company which results in such indebtedness in an aggregate principal amount exceeding $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a specified period of time; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Significant Subsidiary or the property of the Company or any Significant Subsidiary; and (g) a guarantee ceases to be in full force and effect or enforceable in accordance with its terms; and (h) any other Event of Default provided with respect to a particular series of debt securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each significant subsidiary of the Company as defined in Regulation S-X promulgated under the Securities Act. The prospectus supplement relating to a particular series of debt securities may contain information relating to deletions from, modifications of or additions to this list of events of default.

      If an Event of Default under either Indenture with respect to debt securities of any series offered by means of this prospectus at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms thereof) of all of the outstanding debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture (Section 502 of each Indenture). Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest or Additional Amounts on any debt security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holders of all outstanding debt securities affected thereby (Section 513 of each Indenture).

      Each trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest payable on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders (Section 601 of each Indenture).

      Each Indenture provides that no holders of debt securities of any series offered by means of this prospectus may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the trustee thereunder, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any holder of such debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts payable with respect to, such debt securities at the respective due dates thereof (Section 508 of each Indenture).

      Subject to provisions in each Indenture relating to its duties in case of default, each trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of debt securities offered by means of this prospectus then outstanding under such Indenture, unless such holders shall have offered to the applicable trustee reasonable security or indemnity (Section 602 of each Indenture). The holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512 of each Indenture).

      Within 120 days after the close of each fiscal year, the Company must deliver to each trustee a certificate, signed by one of several specified officers, as to his or her knowledge of the Company's compliance with all conditions and covenants of the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof (Section 1010 of each Indenture).

MODIFICATION OF THE INDENTURES

      Modifications and amendments of each Indenture may be made with the consent of the holders of not less than a majority in principal amount of all debt securities outstanding under the Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, (a) change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest on, any such debt security; (b) reduce the principal amount of, or the rate or amount of interest on, or any Additional Amounts payable in respect of, or any premium payable on redemption of, or change any obligation of the Company to pay any Additional Amounts set forth in the Indenture relating to, any such debt security, or reduce the amount of principal of an original issue discount security or indexed security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (c) change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, or any Additional Amounts payable with respect to any such debt security;
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (e) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; (f) release any guarantor of such security from its guarantee; or (g) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (Section 902 of each Indenture).

      The holders of not less than a majority in principal amount of debt securities outstanding under either Indenture have the right to waive compliance by the Company with certain covenants in the applicable Indenture (Section 1012 of each Indenture).

      Modifications and amendments of each Indenture may be made by the Company and the applicable trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the applicable Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of debt securities;
(iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities or provide a guarantee of the securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable Indenture by more than one trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture; or (x) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901 of each Indenture).

      Each Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that will be deemed outstanding will be the principal amount of such indexed security on the issue date, unless otherwise provided with respect to such indexed security pursuant to Section
301 of the applicable Indenture, and (iv) debt securities owned by the Company or any other obligor upon the debt securities or any Affiliate of the Company or of such other obligor will be disregarded (Section 101 of each Indenture).

      Each Indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501 of each Indenture). A meeting may be called by the trustee, by the Company, pursuant to a resolution adopted by its Board of Directors, or by the holders of not less than 10% in principal amount of the outstanding debt securities of such series, in any such case upon satisfaction of any conditions and upon notice given as provided in the applicable Indenture (Section 1502 of each Indenture). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504 of each Indenture).

      Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture (Section 1504 of each Indenture).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

      The Company may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest and Additional Amounts payable to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or date of redemption or repayment, as the case may be (Section 401 of each Indenture).

      Each Indenture provides that, if the provisions of Article XIV of such Indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations with respect to such debt securities under Sections 1004 to 1009, inclusive, of the applicable Indenture (being the restrictions described under "-- Certain Covenants" above) or, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Company with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined in the Indenture and described below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

      Such a trust may be established only if, among other things, the Company has delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (Section 1404 of each Indenture).

      "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

      Unless otherwise provided in the applicable prospectus supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,
(a) the holder of a debt security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a Conversion Event (as defined in the Indenture and described below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established (Section 101 of each Indenture). Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

      In the event the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the applicable Indenture (which Sections would no longer be applicable to such debt securities) or described in clause
(g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

SUBORDINATION

      Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the Subordinated Debt Securities Indenture in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Debt Securities Indenture and described below) (Sections 1701 and 1702 of the Subordinated Debt Securities Indenture), but the obligation of the Company to make payment of the principal of and interest on the subordinated debt securities will not otherwise be affected (Section 1708 of the Subordinated Debt Securities Indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1703 of the Subordinated Debt Securities Indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt (Section 1707 of the Subordinated Debt Securities Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the subordinated debt securities.

      Senior Debt is defined in the Subordinated Debt Securities Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the Subordinated Debt Securities Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures that is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any trade accounts payable and (4) the subordinated debt securities (Section 101 of the Subordinated Debt Securities Indenture). There are no restrictions in the Subordinated Debt Securities Indenture upon the creation of additional Senior Debt. However, the Senior Debt Securities Indenture contains limitations on incurrence of indebtedness by the Company. See "-- Certain Covenants -- Senior Debt Securities Indenture Limitations on Incurrence of Debt."

                           DESCRIPTION OF COMMON STOCK

      The Company has the authority to issue up to 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). On September 30, 1998, the Company had 88,237,163 shares of Common Stock outstanding.

      The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion or exchange of debt securities or preferred stock of the Company or upon the exercise of warrants to purchase Common Stock issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws and the Maryland General Corporation Law.

      Subject to the preferential rights of any other shares or series of capital stock, holders of the Company's Common Stock will be entitled to receive dividends when, as and if authorized and declared by the Board of Directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on any of its Preferred Stock. See "Description of Preferred Stock." Upon the distribution of assets in connection with any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Company and any preferential amounts owing with respect to any outstanding Preferred Stock. Subject to certain provisions of Maryland law and the Company's Charter and Bylaws, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock (such as the Company's Series D Preferred Stock, the holders of which have the right to vote with the holders of the Company's Common Stock as though part of the same class), the holders of such shares will possess the exclusive voting power. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of a majority of all of the shares of or voting with the Company's Common Stock for the election of directors will be able to elect all of the directors to be elected by such holders if they choose to do so and, accordingly, the holders of the remaining Common Stock will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of Common Stock also will have no conversion, sinking fund, redemption, preference or exchange rights. Subject to the provisions of the Company Charter regarding the restrictions on transfer and limitations on ownership of the Common Stock or the Preferred Stock, shares of the Common Stock will have equal dividend, liquidation and other rights. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

RESTRICTIONS ON OWNERSHIP

      With certain exceptions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

SHAREHOLDER RIGHTS PLAN

      The Company has a Shareholder Rights Plan under which one preferred share purchase right (a "Right") is attached to each outstanding share of the Company's Common Stock. When exercisable, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Series C Junior Participating Preferred Stock ("Series C Preferred Stock") for an exercise price of $100, subject to adjustment. Because of the nature of the dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Company's Common Stock.

      The Rights will become exercisable only if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 15% or more of the Company's Common Stock. Shares of Series C Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of the Company's Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), preferential to the Company's Common Stock, but junior to the Company's 8 1/2% Series A Cumulative Convertible Preferred Stock, 8 5/8% Series B Cumulative Redeemable Preferred Stock, 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock and Preferred Stock ranking on a parity with such Preferred Stock as to distributions or rights upon liquidation, dissolution or winding up of the affairs of the Company, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Series C Preferred Stock. Each share of Series C Preferred Stock will have 1,000 votes and will vote together with shares of the Company's Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of the Company's Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of the Company's Common Stock. Shares of Series C Preferred Stock are generally not redeemable. The Rights are protected by customary antidilution provisions.

      Until a person or group acquires or announces a tender offer to acquire 15% or more of the Common Stock, the Rights will be evidenced by the certificates representing shares of Common Stock of the Company and will be transferred with and only with such certificates. The surrender for transfer of any certificate for shares of Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. The Rights will expire on May 26, 2008, subject to the Company's right to extend the date, unless earlier redeemed or exchanged by the Company or terminated.

      In the event that a person becomes an acquiring person or if the Company were the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and the Company's Common Stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the acquiring person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of the Company's Common Stock having a market value of two times the then current exercise price under the Right. In the event that, after a person has become an acquiring person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price under the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current exercise price under the Right.

      At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of the Company's Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an acquiring person which will have become void), in whole or in part, for that number of shares of the Company's Common Stock having an aggregate value equal to the spread (the excess of the value of the adjustment shares issuable upon the exercise of a Right over the exercise price) per Right (subject to adjustment).

      The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the Board of Directors at any time before the time that an acquiring person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

      The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 15% of the outstanding shares of Common Stock of the Company if certain events thereafter occur without the Rights having been redeemed. However, because the Rights are redeemable by the Board of Directors in certain circumstances, the Rights should not interfere with any merger or other business combination approved by the Board of Directors.

REGISTRAR AND TRANSFER AGENT

      The registrar and transfer agent for the Company's Common Stock is BankBoston, N.A.

                         DESCRIPTION OF PREFERRED STOCK

      The Company is authorized to issue 25,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of September 30, 1998, 2,904,980 shares of Preferred Stock were issued and outstanding, consisting of 2,124,980 shares of 8 1/2% Series A Cumulative Convertible Preferred Stock, 630,000 shares of 8 5/8% Series B Cumulative Redeemable Preferred Stock, and 150,000 of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock. The latter two series of Preferred Stock are traded as depositary shares, each depositary share representing one-tenth of a share of Preferred Stock. As of the same date, 100,000 shares of Series C Preferred Stock had been classified and were reserved for issuance under the Company's shareholder rights plan. See "Description of Common Stock -- Shareholder Rights Plan."

      Under the Company's Charter, shares of Preferred Stock may be issued from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law and the Company's Charter to adopt resolutions and file Articles Supplementary (the "Articles Supplementary") with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

      The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any supplement to this prospectus may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter (including the applicable Articles Supplementary) and Bylaws and the Maryland General Corporation Law.

GENERAL

      Subject to limitations prescribed by Maryland law and the Company's Charter and Bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

      The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

      (1)   the title and stated value of such Preferred Stock;

      (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

      (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

      (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

      (6)   the provisions for a sinking fund, if any, for such Preferred Stock;

      (7)   the provisions for redemption, if applicable, of such Preferred
            Stock;

      (8)   any listing of such Preferred Stock on any securities exchange;

      (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

      (10) a discussion of federal income tax considerations applicable to such Preferred Stock;

      (11) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

      (12) in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and

      (13) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

      Unless otherwise specified in the prospectus supplement relating to a particular series of Preferred Stock, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to any equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Company's Charter for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

      Unless otherwise specified in the prospectus supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

      Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared and authorized by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

      Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, to be described in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

      If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company, and except for a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee benefit plan of the Company or any subsidiary or as provided for under the Company's Charter to protect the Company's status as a REIT).

      Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

      If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Internal Revenue Code) any portion (the "Capital Gains Amount") of the total dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of capital stock, then the portion of the Capital Gains Amount that will be allocable to the holders of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the total dividends.

REDEMPTION

      If so described in the applicable prospectus supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

      The prospectus supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as described in the applicable prospectus supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

      Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

      If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in violation of the ownership limitations set forth in the Charter.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

      In addition, and the foregoing to the contrary notwithstanding, the shares of Preferred Stock will be issued subject to the terms and provisions of the Charter providing for a purchase option in favor of the Company in respect of those shares, in order to protect the Company's status as a REIT. See "Restrictions on Ownership of Capital Stock."

LIQUIDATION PREFERENCE

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and Articles Supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

      Holders of the Preferred Stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement and Articles Supplementary.

      Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors of the Company, if not then previously increased by reason of a similar arrearage with respect to any series of Preferred Stock with like rights, will automatically be increased by two and the holders of each series of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting of the shares of Preferred Stock of any series so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting at which their successors are to be elected, until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment; whereupon, in either such case, either such directors shall resign or their term of office shall expire, and the number of directors constituting the Board of Directors shall be decreased accordingly.

      Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter (including the Articles Supplementary for such series of Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

      The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

      With certain exceptions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

TRANSFER AGENT

      The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

      The Company may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

      The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the preferred stock depositary, the Company will cause the preferred stock depositary to issue, on behalf of the Company, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

      The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

      In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

      No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

WITHDRAWAL OF STOCK

      Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

      Whenever the Company redeems shares of Preferred Stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the preferred stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company that will not result in a violation of the ownership restrictions in the Company's Charter applicable to owners of the Company's Common Stock and Preferred Stock. See "Restrictions on Ownership of Capital Stock."

      From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

      Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's depositary shares. The preferred stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

LIQUIDATION PREFERENCE

      In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

      The depositary shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct the Company to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

      The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

      The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the preferred stock depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

      The preferred stock depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

      The preferred stock depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred stock depositary with respect to the related Preferred Stock.

      Neither the preferred stock depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the preferred stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

      In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESTRICTIONS ON OWNERSHIP

      Holders of depositary receipts will be subject to the ownership restrictions of the Company's Charter which provides, with certain exceptions, that no person may own, actually or constructively, more than 9.8% by value of the Company's Common Stock or Preferred Stock. See "Restrictions on Ownership of Capital Stock."

                             DESCRIPTION OF WARRANTS

      The Company may offer by means of this prospectus warrants for the purchase of its debt securities, Preferred Stock, depositary shares or Common Stock. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

      The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered: (1) the title and issuer of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued;
(4) the currencies in which the price or prices of such warrants may be payable;
(5) the designation, amount and terms of the securities purchasable upon exercise of such warrants; (6) the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security; (7) if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased; (9) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain federal income tax considerations; and (13) any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              DESCRIPTION OF RIGHTS

      The Company may issue rights to its shareholders for the purchase of shares of Common Stock. Each series of rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Company and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of the Company in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The Rights Agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

      The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable: (1) the date for determining the shareholders entitled to the rights distribution; (2) the aggregate number shares of Common Stock purchasable upon exercise of such rights and the exercise price; (3) the aggregate number of rights being issued; (4) the date, if any, on and after which such rights may be transferable separately; (5) the date on which the right to exercise such rights shall commence and the date on which such right shall expire; (6) any special United States federal income tax consequences; and (7) any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

      For the Company to continue to qualify as a REIT under the federal tax code, its shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). See "Certain Federal Income Tax Considerations to the Company of its REIT Election."

      The Company's Charter, subject to certain exceptions, contains certain restrictions on the number of shares of stock of the Company that a person may own. The Charter prohibits any person from acquiring or holding, directly or indirectly, shares of the Company's stock in excess of 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of any outstanding Preferred Stock) of the outstanding shares of each class or series of stock of the Company (except in the case of the Series A Preferred Stock and the Series D Preferred Stock, where the prohibition relates to the stated percentage of all outstanding Equity Stock (as defined in the Indenture and explained below) of the Company) (the "Ownership Limit"). The number and value of shares of the outstanding Common Stock and Preferred Stock (collectively, the "Equity Stock") is required to be determined in good faith, which determination shall be conclusive for all purposes hereof.

      The Company's Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days' written notice from a transferee prior to the proposed transfer that, if consummated, would result in the intended transferee beneficially owning shares in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limit (an "Excepted Holder"). In order to be considered by the Board of Directors as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the share of stock causing such violation to the Company (as defined below).

      The Company Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the federal tax code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the stock of the Company that resulted in a transfer of shares to the Company, is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Company's Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

      If any transfer of shares of stock of the Company occurs which, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Purported Transferee"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Purported Transferee shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Company's Charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Purported Transferee shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution prior to the discovery by the Company that shares of stock have been transferred to the trustee of the Trust shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the Charitable Beneficiary. The Purported Transferee shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the trustee of the Trust shall have the authority (at the trustee's sole discretion)
(i) to rescind as void any vote cast by a Purported Transferee prior to the discovery by the Company that such shares have been transferred to the Trust and
(ii) to recast such vote in accordance with the desires of the trustee of the Trust acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

      The trustee of the Trust may transfer the shares of stock held in the Trust to a person, designated by the trustee, whose ownership of the shares will not violate the Ownership Limitation or other limitations set forth in the Company Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Purported Transferee and to the Charitable Beneficiary as follows. The Purported Transferee shall receive the lesser of (i) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Company's Charter) of such shares on the day of the event causing the shares to be held in the Trust and
(ii) the price per share received by the trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Purported Transferee shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of stock have been transferred to the Trust, such shares are sold by a Purported Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Transferee received an amount for such shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee of the Trust upon demand.

      In addition, shares of stock held in the Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that such transfer occurred. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee of the Trust shall distribute the net proceeds of the sale to the Purported Transferee.

      All certificates representing shares of the Common Stock and the Preferred Stock will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the federal tax code or the regulations promulgated thereunder) of the number or value of outstanding shares of Equity Stock of the Company, shall, within 30 days after January 1 of each year, give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner constructively or beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Equity Stock or otherwise be in the best interest of the Company's stockholders.

                              BOOK-ENTRY SECURITIES

      The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

      Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depository arrangements.

      Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

      So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

      Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

      If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                       TO THE COMPANY OF ITS REIT ELECTION

GENERAL

      The following discussion summarizes certain federal income tax considerations to the Company. It is based on current law, and is for general information only. It is not intended and should not be construed as tax advice. The tax treatment of a holder of any of the securities offered under this registration statement will vary depending upon the terms of the specific securities acquired by such holder, as well as the holder's particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of such securities. Certain federal income tax considerations relevant to holders of the securities will be provided in the applicable prospectus supplement relating to the issuance of such securities.

      The statements and opinions in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended (which we sometimes refer to as the "federal tax code" or the "Code" in this prospectus), existing, temporary and currently proposed Treasury Regulations under the Code, legislative history, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any of the following statements. In addition, we have not requested and do not plan to request any rulings from the IRS concerning our tax treatment. Accordingly, no assurance can be given that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by the courts if so challenged.

      THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

      GENERAL. Each of the Company's predecessor companies, New Plan Realty Trust and Excel Realty Trust, Inc., elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with the year ended July 31, 1972 for New Plan and the year ended December 31, 1987 for Excel. The Company believes that the predecessor companies were organized and that the predecessor companies and the Company, since the combination of the predecessor companies, have been operating in a manner so as to qualify for taxation as REITs under the Internal Revenue Code. We intend to continue to operate in such a manner. No assurance, however, can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, several tests regarding sources of income, distribution levels and diversity of stock ownership, among others tests imposed under the federal tax code on REITs, some of which are summarized below. While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. See "-- Failure to Qualify" below.

      In the opinion of Altheimer & Gray, our tax counsel ("Counsel"), commencing with our taxable year ending December 31, 1987, and considering each of New Plan and Excel, whose businesses were combined in September, 1998, we were organized in conformity with the requirements for qualification as a REIT under the federal tax code and our method of operation has enabled us to meet the requirements for qualification as a REIT. Counsel's opinion is based on various assumptions and is conditioned upon certain of our representations as to factual matters. In addition, Counsel's opinion is based upon our factual representations concerning our business and properties. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge our status. Moreover, such qualification and taxation as a REIT depends upon our continued ability to meet the various qualification tests imposed under the federal tax code. Counsel will not review our compliance with the various REIT qualification tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify" below.

      The following is a general summary of the federal tax code provisions that govern the federal income tax treatment of a REIT. These provisions of the federal tax code are highly technical and complex. This summary is qualified in its entirety by the applicable provisions relating to REITs, Treasury Regulations and their administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect.

      So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. If we do not qualify as a REIT, we would be taxed at rates applicable to corporations on all of our income, whether or not distributed to our stockholders. Even if we qualify as a REIT, we will be subject to federal income or excise tax as follows:

      (i) we will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains other than retained capital gains as discussed below;

      (ii) under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any;

      (iii) if we have (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income;

      (iv) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax;

      (v) if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability;

      (vi) if we should fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and

      (vii) if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which we acquired the asset (or we first qualified as a REIT), then pursuant to guidelines issued by the IRS, the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain") will be subject to tax at the highest regular corporate rate (the "Built-In Gain Rule").

      REQUIREMENTS FOR QUALIFICATION. The federal tax code defines a REIT as a corporation, trust or association,

      (1) that is managed by one or more trustees or directors;

      (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

      (3) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Internal Revenue Code;

      (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

      (5) that has the calendar year as its taxable year (unless it qualifies to retain a different year under certain "grandfathered" rules.);

      (6) the beneficial ownership of which is held by 100 or more persons;

      (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and

      (8) that meets certain other tests, described below, regarding the nature of its income and assets.

      The Internal Revenue Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (6) and (7), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (7).

      We have satisfied conditions (6) and (7). In addition, our Charter includes restrictions regarding the transfer of our Capital Stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (6) and (7) above. See "Restrictions on Ownership of Capital Stock" below. In rendering its opinion that we are organized and operating in conformity with the requirements for qualification as a REIT, Counsel is relying on our representation that ownership of our stock satisfies condition (7) and Counsel expresses no opinion as to whether the ownership restrictions contained in the Charter assure that we will always satisfy condition (7) above. In addition, we intend to continue to comply with the Treasury Regulations requiring us to ascertain and maintain records which disclose the actual ownership of our shares. Although a failure to ascertain the actual ownership of our shares will not cause our disqualification as a REIT, a monetary fine may result.

      We have a number of "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, any "qualified REIT subsidiary" of ours will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit. Any "qualified REIT subsidiary" of ours will therefore not be subject to federal corporate income taxation, although such "qualified REIT subsidiary" may be subject to state or local taxation.

      In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the partnerships in which we are a partner are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described herein. We have direct control of the partnerships in which we are a partner and we have operated such partnerships and intend to continue to operate them in a manner that is consistent with the requirements for qualification as a REIT.

      INCOME TESTS. In order to maintain qualification as a REIT, a company must satisfy two gross income requirements on an annual basis.

      First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

      Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

      Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received with respect to a property to qualify, as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the REIT derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." However, a de minimis rule may apply to certain non-customary services provided by a REIT. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property."

      We do not and will not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We do not and will not rent any property to a Related Party Tenant. We do not and will not derive rental income attributable to personal property leased in connection with real property which exceeds 15% of the total rents received with respect to such property.

      Except for certain development, property management, administrative and miscellaneous services, we do not and will not perform services which are not usually or customarily rendered in connection with the rental of space for occupancy only or which are considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue. Income derived from the development, property management, administrative and miscellaneous services described in the preceding sentence does not exceed 5% of our gross revenue. Excel Development Corporation ("EDV") performs activities that cannot be performed by us, as fees relating to those activities would not qualify as "good income" under the 75% and 95% tests. We will derive dividends from EDV, which qualify under the 95% gross income test, but not the 75% gross income test. We believe that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income test.

      If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources and nature of our income to our federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

      SALES OR DISPOSITIONS OF ASSETS. As a REIT, we are subject to a tax of 100% on gain (i.e., the excess, if any, of the amount realized over our adjusted basis in the property) from each sale of property (excluding, certain property obtained through foreclosure) in which we are a dealer. In calculating its gain subject to the 100% tax, we are not allowed to offset gains on sales of property with losses on other sales of property in which we are a dealer.

      Under the Internal Revenue Code, we would be deemed to be a dealer in any property that we hold primarily for sale to customers in the ordinary course of our business. Such determination is a factual inquiry, and absolute certainty of our status generally cannot be provided. However, we will not be treated as a dealer in real property for the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, our failure to meet these "safe harbor" requirements does not necessarily mean that we are a dealer in real property.

      Based on these rules, if we sell a property that we have held for more than four years and otherwise satisfy the "safe harbor" described in the preceding paragraph, such sale will not result in the imposition of the 100% tax on the gain. Because any dealer gain that is not covered by the safe harbor is subject to the 100% tax, any sale not covered by the safe harbor creates a risk that we will be considered to be a dealer in real property. Although any risk from a single isolated sale may be small, the more regular, continuous, and frequent our sales of assets are, the more likely we will be treated as a dealer with respect to sales or dispositions of real property. Moreover, except for certain sales of property obtained through foreclosure, all sales, including sales of property held less than fours years, count toward the seven sales/10% tax basis safe harbor for purposes of determining whether we qualify for the safe harbor on any sales of property held for four years or more. Furthermore, one we have exceeded the seven sales/10% tax basis safe harbor, gain from all sales and not just the gain from sales in excess of such safe harbor are potentially subject to the 100% tax.

      We may be able to avoid triggering gain for purposes of the 100% tax on real property we have held less than four years if we exchange such property for other property in a transaction that qualifies as a like-kind exchange under the Internal Revenue Code, because the like-kind exchange provisions result in the deferral of gain. The like-kind exchange provisions of the Code, however, are not available to us on any property that we hold primarily for sale rather than for investment or the production of income. An exchange of property for tax purposes that does not qualify for like-kind exchange treatment or some other nonrecognition provision is treated the same as a sale for cash. We may dispose of certain properties that we have held less than four years in transactions intended to qualify as like-kind exchanges. However, the failure of the transaction to qualify as a like-kind exchange could subject us to the 100% tax on its gains, as described above.

      ASSETS TESTS. At the close of each quarter of its taxable year, a REIT must also satisfy three tests relating to the nature of its assets:

      (i) at least 75% of the value of its total assets must be represented by real estate assets (including (1) its allocable share of real estate assets held by partnerships in which it has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering on long-term (at least five years) debt offering of the REIT and held for not more than one year following the receipt of such proceeds), cash, cash items and government securities;

      (ii) not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and

      (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) owned by a REIT may not exceed 5% of the value of its total assets, and it may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a "qualified REIT subsidiary" or another REIT).

      ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, a company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (1) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and net capital gain) and (2) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if a REIT disposes of any asset subject to the Built-In Gain Rule during its Recognition Period, it is required to distribute at least 95% of the Built-In Gain (after payment of a corporate level tax), if any, recognized on the disposition. Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the REIT timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that a REIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary corporate tax rates. Furthermore, if a REIT fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

      We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other noncash charges in our computation of REIT taxable income. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our REIT taxable income, or due to any cash expenditures or nondeductible expenses such as principal amortization or capital expenditures. In the event that such circumstances do occur, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to permit the payment of dividends to meet the 95% distribution requirement.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

      FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Payment of such corporate tax liability would substantially reduce the cash available for distributions to stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our stockholders will be taxable as ordinary income and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the "dividends received deduction." Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

                              PLAN OF DISTRIBUTION

      The Company may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

      Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in a prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

      The Company may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                     EXPERTS

      The consolidated balance sheets of Excel Realty Trust, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of income, of changes in stockholders' equity and of cash flows and the consolidated financial statement schedules for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

      The consolidated balance sheets of New Plan Realty Trust as of July 31, 1998 and 1997 and the related consolidated statements of income of changes in shareholders' equity and of cash flows and the consolidated financial statement schedules for each of the three years in the period ended July 31, 1998, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

      The Historical Summary of Operating Revenues and Direct Operating Expenses of the properties acquired by Excel Realty Trust, Inc. for the year ended December 31, 1997, covered by the report of Squire & Co., PC, independent auditors, dated March 5, 1998, have been incorporated herein by reference in reliance on said report given on the authority of said firm as experts in accounting and auditing.

      The Historical Summary of Operating Revenues and Direct Operating Expenses of the properties acquired by Excel Realty Trust, Inc. for the year ended December 31, 1997, covered by the report of Squire & Co., PC, independent auditors, dated June 12, 1998, have been incorporated herein by reference in reliance on said report given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the securities offered by means of this prospectus has been passed upon for the Company by Hogan & Hartson L.L.P., New York, New York. The description of the federal income tax considerations contained in this prospectus is based upon the opinion of Altheimer & Gray, Chicago, Illinois.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the offered securities are as follows:


  Securities Act Registration Fee                             $   248,454
  Rating Agency Fees                                              150,000
  "Blue Sky" Fees and Expenses (including counsel fees)            15,000
  Printing and Engraving Expenses.                                225,000
  Legal Fees and Expenses (other than Blue Sky fees)              300,000
  Accounting Fees and Expenses                                    150,000
  Trustee's Fees (including counsel fees)                          25,000
  Miscellaneous                                                    36,546
                                                        ------------------
      Total                                                    $1,150,000
                                                        ==================

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Charter and Bylaws of New Plan Excel Realty Trust, Inc. (the "Company") require the Company to indemnify its directors, officers and certain other persons to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other persons against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceedings and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

      The Declaration of Trust of New Plan Realty Trust (the "Trust") provides in substance that no trustee or officer is liable to the Trust, to a shareholder or to third persons except for his own willful misconduct, bad faith, gross negligence or reckless disregard of his duties. The Declaration of Trust further provides in substance that, with the exceptions stated above, a trustee or officer is entitled to be indemnified against all liability incurred in connection with the affairs of the Trust. The Declaration of Trust also provides that no trustee will be personally liable to the Trust or its shareholders for monetary damages for breach of fiduciary duty as a trustee notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the trustee's duty of loyalty to the Trust or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for obtaining an improper benefit, or (iv) for paying a dividend or making a distribution to shareholders or a loan to officers or trustees which is illegal under the Massachusetts Business Corporation Law. In addition, the Declaration of Trust authorizes the trustees of the Trust to purchase and pay for liability insurance to indemnify the trustees and officers against certain claims and liabilities.

ITEM 16.  EXHIBITS

      The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

      The undersigned Registrants hereby undertake:

            (1) To file, during any period in which offers or sales or other distributions of their respective securities are being made under this registration statement, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

      provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant or Registrants pursuant to Section 13 or
      Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrants hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of an annual report of a Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, trustees, officers and controlling persons of the Registrants pursuant to existing provisions or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, trustee, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the undersigned Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 18, 1998.

                               NEW PLAN EXCEL REALTY TRUST, INC.

                               By:  /s/ Arnold Laubich
                                    ------------------------------------
                                              Arnold Laubich
                                          Chief Executive Officer

                               NEW PLAN REALTY TRUST

                               By:  /s/ Arnold Laubich
                                    ------------------------------------
                                              Arnold Laubich
                                          Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William Newman or Arnold Laubich his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following officers and directors or trustees of the Registrants in the capacities and on the dates indicated. Each officer holds the same office in each Registrant. Directors are directors of the Company. Trustees are trustees of New Plan Realty Trust.

          SIGNATURE                              TITLE                                       DATE
          ---------                              -----                                       ----
    /s/ William Newman                     Chairman of the Board of                     November 18, 1998
    -------------------------------        Directors and Board of Trustees
    William Newman

    /s/ Arnold Laubich                     Chief Executive Officer,                     November 18, 1998
    -------------------------------        Director and Trustee
    Arnold Laubich

    /s/ Gary B. Sabin                      President, Chairman of                       November 18, 1998
    -------------------------------        Investment Committee,
    Gary B. Sabin                          Director and Trustee


    /s/ James M. Steuterman                Executive Vice President,            November 18, 1998
    -------------------------------        Co-Chief Operating Officer,
    James M. Steuterman                    Director and Trustee


    /s/ Richard B. Muir                    Executive Vice President,            November 18, 1998
    -------------------------------        Co-Chief Operating Officer,
    Richard B. Muir                        Director and Trustee


    /s/ David A. Lund                      Chief Financial Officer              November 18, 1998
    -------------------------------
    David A. Lund

    /s/ Dean Bernstein                     Senior Vice President--              November 18, 1998
    -------------------------------        Finance and Multifamily,
    Dean Bernstein                         Director and Trustee


    /s/ Raymond H. Bottorf                 Director and Trustee                 November 18, 1998
    -------------------------------
    Raymond H. Bottorf

    /s/ Norman Gold                        Director and Trustee                 November 18, 1998
    -------------------------------
    Norman Gold

    /s/ Boyd A. Lindquist                  Director and Trustee                 November 18, 1998
    -------------------------------
    Boyd A. Lindquist

    /s/ Melvin Newman                      Director and Trustee                 November 18, 1998
    -------------------------------
    Melvin Newman

    /s/ Robert E. Parsons, Jr.             Director and Trustee                 November 18, 1998
    -------------------------------
    Robert E. Parsons, Jr.

    /s/ Bruce A. Staller                   Director and Trustee                 November 18, 1998
    -------------------------------
    Bruce A. Staller

    /s/ John Wetzler                       Director and Trustee                 November 18, 1998
    -------------------------------
    John Wetzler

    /s/ Gregory White                      Director and Trustee                 November 18, 1998
    -------------------------------
    Gregory White

    /s/ John H. Wilmot                     Director and Trustee                 November 18, 1998
    -------------------------------
    John H. Wilmot

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION

1.01        Form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1.01 to the Company's Registration Statement on
            Form S-3 (No. 033-59195) filed on May 9, 1995)
1.02        Form of Underwriting Agreement for Equity Securities (incorporated by reference to Exhibit 1.01 to the Company's Registration Statement
            on Form S-3 (No. 033-59195) filed on May 9, 1995)
3.01        Amended Charter of the Company (incorporated by reference to Exhibit
            4.4 to the Company's Registration Statement on Form S-3 (No.
            333-65211) filed on October 1, 1998)
3.02        Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on
            Form S-3 (No. 333-65211) filed on October 1, 1998)
3.03        Declaration of Trust of New Plan Realty Trust (incorporated by reference to Exhibit 99.3, Amended and Restated Declaration of
            Trust, to the Trust's Current Report on Form 8-K dated May 24, 1996 and Exhibit 3.2, Certificate of Amendment of Amended and Restated
            Declaration of Trust, to the Trust's Form 10-K filed October 29,
            1998)
4.01        Form of Senior Debt Securities Indenture
4.02        Form of Subordinated Debt Securities Indenture
4.03        Form of Deposit Agreement for Depositary Shares
4.04        Form of Equity Warrant Agreement
4.05        Form of Debt Warrant Agreement
4.06*       Form of Rights Agreement
5.01        Opinion of Hogan & Hartson L.L.P.
8.01        Opinion of Altheimer & Gray regarding tax matters
12.01       Calculations of Ratios
23.01       Consent of PricewaterhouseCoopers LLP
23.02       Consents of Squire & Co.
23.03       Hogan & Hartson L.L.P. (included in Exhibit 5)
23.04       Consent of Altheimer & Gray (included in Exhibit 8)
24.01       Powers of Attorney (included on signature page)
25.01*      Statement of Eligibility of Trustee on Form T-1



* To be filed by amendment or incorporated by reference in connection with the offering of specific securities.